Exhibit 10.6

FARMERS NATIONAL BANC CORP.

LONG-TERM INCENTIVE PLAN

AWARD AGREEMENT (2012)

Farmers National Banc Corp. (the “Company”) hereby grants the undersigned Participant an Award pursuant to the Farmers National Banc Corp. Long-Term Incentive Plan (the “Plan”) and this Award Agreement (this “Award Agreement”) effective this         day of                     , 2012.

1.	Name of Participant:

2.	Performance Period: The three-year period beginning January 1, 2012 and ending on December 31, 2014 (the “Performance Period”).

3.	Target Award as Percentage of Total Cash Compensation: 60% (the “Target Award”).

4.	Earning an Award: At the end of the Performance Period, the Participant shall be eligible to receive a payment equal to between 0% and 200% of the Target Award based on the achievement of the Performance Objectives set forth below during the Performance Period. Performance between two stated levels will be interpolated when determining the percentage of the Target Award earned. Performance with respect to each Performance Objective is calculated separately.

(a)	30% of the Target Award can be earned based on the Company’s Total Shareholder Return during the Performance Period compared to the Total Shareholder Return of the Peer Group during the Performance Period (“Relative TSR”) that corresponds to the percentage below:

Relative TSR Compared to Peer Group	Percentage of Target Award Earned
Equal to or less than Peer Group 25% percentile	0%
Equal to Peer Group 50% percentile, but less than Peer Group 75% percentile	100%
Equal to or higher than Peer Group 75% percentile	200%

(b)	70% of the Target Award can be earned based on the Company’s the sum of the Company’s return on equity for each fiscal year during the Performance Period divided by three (“Average ROE”) compared to the Average ROE of the Peer Group during the Performance Period that corresponds to the percentage below:

Average ROE Compared to Peer	Percentage of Target Award Earned
Equal to or less than Peer Group 25% percentile	0%
Equal to Peer Group 50% percentile, but less than Peer Group 75% percentile	100%
Equal to or higher than Peer Group 75% percentile	200%

For this purpose: (i) Relative TSR and Average ROE shall be determined by the Committee in its sole discretion; and (ii) the Committee shall select the institutions constituting, and make such periodic adjustments as it determines appropriate to, the “Peer Group” in its sole discretion.

5.	Payment of Award: With respect to the Performance Period, the Committee shall certify the level of achievement of the Performance Objectives and determine the amount payable with respect to an Award based on the level of achievement of the Performance Objectives set forth in Section 4. Payment of the Award shall be made to the Participant in a single lump sum between January 1 and March 15 of the year following the end of the Performance Period. In the discretion of the Committee, payment made be made in the form of cash or common shares of the Company having a value equal to the cash otherwise payable.

6.	Limitations on Payment of Award: The Committee may, in its sole discretion, reduce the amount payable with respect to the Award.

7.	Forfeiture of Awards: If the Company is required to prepare an accounting restatement due to material non-compliance of the Company, as a result of misconduct by a Participant, with any financial reporting requirement under any applicable laws, the Participant shall reimburse the Company for all amounts received under the Plan within 30 days after receipt of notice of the same from the Company.

8.	Effect of Termination: If the Participant’s employment terminates for any reason prior to the end of the Performance Period, the Participant shall forfeit any right to payment with respect to an Award for such Performance Period. Notwithstanding the foregoing:

(a)	Death, Disability or Retirement. If the Participant dies, becomes Disabled or Retires during the last 12 months of the Performance Period, the amount payable with respect to the Participant’s Award (if any) shall be multiplied by a fraction, the numerator of which is the number of whole months elapsed during the Performance Period prior to the Participant’s death, Disability or Retirement and the denominator of which is 36. Payment shall be made at the same time and in the same form, and subject to the same conditions, as set forth in Section 5.

(b)	Termination for Cause. If the Participant is Terminated for Cause (regardless of whether such Termination would also constitute a Retirement) during the Performance Period, the Participant shall forfeit any right to payment with respect to the Award.

9.	Effect of Change in Control: Notwithstanding the foregoing, if the Participant is Terminated by the Company, other than for “Cause” within two years following a Change in Control, the Participant shall be entitled to receive a payment equal the payable with respect to the Awards as though the Performance Objectives had been satisfied as the “target” level of achievement for the Performance Period. Payment with respect to the Award will be made in a single lump-sum cash payment within 60 days following the date of Termination.

10.	Miscellaneous:

(a)	Non-Transferability. An Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)	Beneficiary. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

(c)	No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant or interfere with or limit the right of the Company or any Affiliate to Terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.

(e)	Requirements of Law. The grant of Awards shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(g)	Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(h)	Section 409A Payment Delay. If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such separation from service.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[signature page attached]

PARTICIPANT

Date:
Name

FARMERS NATIONAL BANC CORP.

By:	Date:
Its: